Exhibit 4.19

SECURITY AGREEMENT

This Security Agreement (as amended, supplemented, amended and restated or otherwise modified from time to time, this “Agreement”), dated as of May 30, 2008 is made by OPTICAL CABLE CORPORATION, a Virginia Corporation (“OCC”) SUPERIOR MODULAR PRODUCTS INCORPORATED, a Delaware corporation (“SMP” and together with OCC, each individually with respect to itself, jointly and severally, and collectively, the “Debtor”) in favor of VALLEY BANK, a Virginia banking corporation, its affiliates and their successors and assigns (the “Secured Party”).

For good and valuable consideration, the receipt and sufficiency of which is acknowledged, and intending to be legally bound, Debtor agrees with Secured Party as follows:

1. Security Interest. Debtor hereby grants to Secured Party a security interest (“Security Interest”) in all of Debtor’s right, title and interest in and to all of its real and personal property whether now owned or hereafter acquired, and in all proceeds and products thereof, including, without limitation, of the following property in any form including, but not limited to, insurance proceeds, increases and profits received therefrom, all substitutions therefor, goods represented by, and books and records pertaining thereto whether any of the foregoing is now or hereafter acquired (“Collateral”): all money, goods, machinery, equipment, fixtures, inventory, accounts, chattel paper, letter of credit rights, deposit accounts, commercial tort claims, documents, instruments, investment property and general intangibles now owned or hereafter acquired by Debtor and wherever located.

2. Indebtedness Secured. The Security Interest granted by Debtor secures payment of any and all indebtedness and liabilities of Debtor to Secured Party, whether now existing or hereafter incurred, or every kind and character, direct or indirect, joint or several, absolute or contingent, due or to become due, and whether any such indebtedness or liability is from time to time reduced and thereafter increased or entirely extinguished and thereafter reincurred, including, without limitation, any sums advanced by Secured Party for taxes, assessments, insurance and other charges and expenses as hereinafter provided all obligations and liabilities of Debtor under interest rate swap agreements, interest rate cap agreements and interest rate collar agreements or arrangements with Secured Party designed to protect Debtor against fluctuations in interest rates or currency exchange rates (hereinafter, collectively “Indebtedness”).

3. Representations and Warranties of Debtor. Debtor represents and warrants and, so long as any Indebtedness remains unpaid, shall be deemed continuously to represent and warrant that: (a) Debtor (OCC with respect to that portion of the Collateral owned by it and SMP with respect to that portion of the Collateral owned by it, and which together constitute all of the Collateral) is the owner of the Collateral free of all security interests, adverse claims or other encumbrances other than Permitted Encumbrances; (b) Debtor is authorized to enter into this Agreement, and this Agreement is not in contravention of any law or any indenture, agreement or undertaking to which Debtor is a party or by which it is bound; (c) OCC is duly organized, existing and in good standing under the laws of the Virginia and SMP is duly organized, existing and in good standing under the laws of Delaware; (d) OCC’s business is carried on 5290 Concourse Drive, Roanoke, VA 24019 and SMP’s business is carried on at 33 Superior Way/112 Buckeye Cove Road, Sannanoa, North Carolina 28778, (e) Debtor’s chief executive office is located at 5290 Concourse Drive, Roanoke, VA 24019, and Debtor’s records concerning the Collateral are kept, at the addresses specified on Schedule I hereto; (f) each Account, Chattel Paper, Document, Instrument, General Intangible which is an outstanding obligation is genuine and enforceable in accordance with its terms against the party obligated to pay it (“Account Debtor”); and (f) any amounts represented by Debtor to Secured Party as owing by each or any Account Debtor is the correct amount owing not subject to any material defense, offset, claim or counterclaim against Debtor.

4. Covenants of Debtor. So long as any Indebtedness remains unpaid, Debtor (a) will defend the Collateral against the claims and demands of all other parties, including any Account Debtor, will keep the Collateral free from all security interests or other encumbrances other than Permitted Encumbrances, and will not sell, transfer, lease, or otherwise dispose of any Collateral or any interest without the prior written consent of Secured Party, except that, until the occurrence of an Event of Default as specified in paragraph 10 hereof, Debtor may sell, transfer, lease, assign, deliver or otherwise dispose of any Collateral in the ordinary course of business; (b) will notify Secured Party promptly in writing of any change in Debtor’s addresses, specified on Schedule I hereto or in Debtor’s name, identity or structure; (c) will notify Secured Party promptly in writing of any change in the location of any material Collateral or of the records with respect thereto or any additional locations at which the Collateral or records are kept, and will permit Secured Party or its agents to inspect such records; (d) in connection herewith, will execute and deliver to Secured Party such financing statements, and other documents as may be requested by Secured Party, will pay all costs of title searches, and filing financing statements and other documents in all public offices requested by Secured Party, and will do such other things as Secured Party may reasonably request; (e) will keep, in accordance with GAAP, consistently applied, accurate and complete books and records concerning the Collateral, will mark any and all such records concerning the Collateral, at Secured Party’s request to indicate the Security Interest, and, upon reasonable notice and in accordance with the Credit Agreement, will permit Secured Party or its agents to audit and make extracts from and copy such records or any of Debtor’s books, ledgers, reports, correspondence or other records; (f) will not, without Secured Party’s written consent, make or agree to make any alteration, modification or cancellation of, or substitution for, or credits, adjustments or allowances on, any Collateral other than in the ordinary course of business; (g) will promptly notify Secured Party of any material default in payment or performance of its obligations with respect to any of the Collateral; (h) will keep the Collateral in good condition and repair; and will not use the Collateral in violation of any provisions of this Agreement, of any applicable statute, regulation or ordinance or of any policy insuring the Collateral; (i) will pay all taxes, assessments and other charges of every nature which may be imposed, levied or assessed against Debtor or any of Debtor’s assets, including the Collateral, prior to the date of attachment of any penalties or liens with respect thereto (other than liens attaching prior to payment becoming due, if payment is made when due); provided, however,

Debtor shall not be required to pay any such tax, assessment or other charge so long as (i) its validity is being contested in good faith by appropriate proceedings diligently conducted and (ii) Debtor maintains adequate reserves for any such tax, assessment or other charge in accordance with GAAP; and (j) will insure the Collateral against risks, in coverage, form and amount, and by insurer, satisfactory to Secured Party, and, at Secured Party’s request, will cause each policy to be payable to Secured Party as a named insured or loss payee, as its interest may appear, and deliver each policy or certificate of insurance to Secured Party, in each case, in accordance with the Credit Agreement.

5. Verification of Collateral. Secured Party shall have the right to verify all or any Collateral in any manner and through any medium Secured Party may reasonably consider appropriate, and Debtor agrees to furnish all assistance and information and perform any acts which Secured Party may reasonably require in connection therewith.

6. Notification and Payments. After the occurrence of an Event of Default, Secured Party may notify all or any Account Debtors of the Security Interest and may also direct such Account Debtors to make all payments on Collateral to Secured Party. After the occurrence of an Event of Default, all payments on and from Collateral received by Secured Party directly or from Debtor shall be applied to the Indebtedness in such order and manner and at such time as Secured Party shall, in its sole discretion, determine. After the occurrence of an Event of Default, Secured Party may notify any or all Account Debtors, and other parties obligated to pay the Collateral, of the Security Interest granted hereby and may also direct any and all such parties to make all payments of the Collateral to Secured Party, and Debtor shall join in such direction, if requested by Secured Party, and Secured Party may demand of Debtor in writing, before or after notification to Account Debtors and without waiving in any manner the Security Interest, that any payments on and from the Collateral received by Debtor: (i) shall be held by Debtor in trust for Secured Party in the same medium in which received; (ii) shall not be commingled with any assets of Debtor; and (iii) shall be delivered to Secured Party in the form received, properly indorsed to permit collection, not later than the third Business Day following the day of their receipt; and Debtor shall comply with such demand. Debtor shall also promptly notify Secured Party of the return to or repossession by Debtor of Goods underlying any Collateral, and Debtor shall hold the same in trust for Secured Party and shall dispose of the same as Secured Party directs.

7. Registered Holder of Collateral. After the occurrence of an Event of Default, if any Collateral consists of investment securities, Debtor authorizes Secured Party to transfer the same or any part thereof into its own name or that of its nominee so that Secured Party or its nominee may appear of record as the sole owner thereof.

8. Income from and Interest on Collateral Consisting of Instruments.

(a) Until the occurrence of an Event of Default, Debtor reserves the right to receive all income from or interest on the Collateral consisting of Instruments or Investment Property, and if Secured Party receives any such income or interest prior to such Event of Default, Secured Party shall pay the same promptly to Debtor.

(b) After the occurrence of an Event of Default, Debtor will not demand or receive any income from or interest on such Collateral, and if Debtor receives any such income or interest without any demand by it, the same shall be held by Debtor in trust for Secured Party in the same medium in which received, shall not be commingled with any assets of Debtor and shall be delivered to Secured Party in the form received, properly indorsed to permit collection, not later than the third Business Day following the day of its receipt. Secured Party may apply the net cash receipts from such income or interest to payment of any of the Indebtedness; provided, that Secured Party shall account for and pay over to Debtor any such income or interest remaining after payment in full of the Indebtedness.

9. Increases, Profits, Payments or Distributions.

(a) After the occurrence of an Event of Default, Debtor authorizes Secured Party: (i) to receive any increase in or profits on the Collateral (including, without limitation, any Investment Property issued as a result of any stock split or dividend, any capital distributions and the like), and to hold the same as part of the Collateral; and (ii) to receive any payment or distribution on the Collateral upon redemption by, or dissolution and liquidation of, the issuer or any Investment Property; to surrender such Collateral or any part thereof in exchange therefor; and to hold the net cash receipts from any such payment or distribution as part of the Collateral.

(b) After the occurrence of an Event of Default, if Debtor receives any such increase, profits, payments or distributions, Debtor will receive and deliver same promptly to Secured Party on the same terms and conditions set forth in paragraph 8(b) hereof respecting income or interest, to be held by Secured Party as part of the Collateral.

10. Event of Default.

(a) An Event of Default hereunder shall be the occurrence of an “Event of Default” under and as defined in the Credit Agreement or under any of the other Loan Documents.

(b) Upon the happening of any Event of Default, Secured Party’s rights and remedies with respect to the Collateral shall be those of a Secured Party under the Uniform Commercial Code in effect from time to time in the Commonwealth of Virginia (the “UCC”), and under any other applicable law in addition to those rights granted herein and in any other agreement now or hereafter in effect between Debtor and Secured Party;

(c) Debtor agrees to pay all costs and expenses incurred by Secured Party in enforcing this Agreement, in preserving, processing, selling, collecting upon or in realizing upon any Collateral and in enforcing and collecting any Indebtedness, including, without limitation, if Secured Party retains counsel for any such purpose, actual attorney’s fees and expenses.

11. Notices. All notices, requests, demands or other communications to or upon Debtor or Secured Party shall be made in accordance with Section 10.1 of the Credit Agreement.

12. Miscellaneous.

(a) Debtor hereby authorizes Secured Party, at Debtor’s expense, to file such financing statement or statements, or other documents relating to the Collateral without Debtor’s signature thereon as Secured Party at its option may deem appropriate, and appoints Secured Party as Debtor’s attorney-in-fact (without requiring Secured Party) to execute any such financing statement or other documents in Debtor’s name and to perform all other acts which Secured Party deems appropriate to perfect and continue the Security Interest and to protect and preserve the Collateral. Such financing statements may describe the Collateral in the same manner as described herein or may contain a description of collateral that describes such property in any other manner as Secured Party may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection or priority of the Security Interest in the Collateral granted to Secured Party hereunder, including, describing such property as “all assets whether now owned or hereafter acquired” or “all personal property whether now owned or hereafter acquired” (regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC). Debtor hereby ratifies and authorizes the filing by Secured Party in any relevant jurisdiction of any initial financing statements or amendments thereto relating to the Collateral if filed prior to the date hereof;

(b) (i) As further security for payment of the Indebtedness, Debtor hereby grants to Secured Party a security interest in and lien on any and all property of Debtor which is or may hereafter be in Secured Party’s possession in any capacity which lien shall be subject and subordinate to prior existing liens, if any, and with respect to all of such property, Secured Party shall have the same rights hereunder as it has with respect to the Collateral;

(ii) Without limiting any other right of Secured Party, whenever Secured Party has the right to declare any Indebtedness to be immediately due and payable (whether or not it has so declared), Secured Party at its sole election may set off against the Indebtedness any and all monies then owed to Debtor by Secured Party in any capacity, whether or not due, and Secured Party shall be deemed to have exercised such right of set-off immediately at the time of such election even though any charge therefor is made or entered on Secured Party’s records subsequent thereto;

(c) Upon Debtor’s failure to perform any of its duties hereunder, Secured Party may, but shall not be obligated to, perform any and all such duties, and Debtor shall pay an amount equal to the expense thereof to Secured Party forthwith upon written demand by Secured Party;

(d) Secured Party may demand, collect and sue on the Collateral (in either Debtor’s or Secured Party’s name at the latter’s option) with the right to enforce, compromise, settle or discharge the Collateral, and may endorse Debtor’s name on any and all checks, commercial paper, and any other Instruments pertaining to or constituting the Collateral;

(e) No course of dealing and no delay or omission by Secured Party in exercising any right or remedy hereunder with respect to any Indebtedness shall operate as a waiver thereof or of any other right or remedy, and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right or remedy. Secured Party may remedy any Default or Event of Default by Debtor hereunder or with respect to any Indebtedness in any reasonable manner without waiving the Default or Event of Default remedied and without waiving any other prior or subsequent Default or Event of Default by Debtor. All rights and remedies of Secured Party hereunder are cumulative and may be exercised in any order and in any combination with Secured Party’s rights under the UCC or otherwise;

(f) Secured Party shall have no obligation to take, and Debtor shall have the sole responsibility for taking, any and all steps to preserve rights against any and all prior parties to any Instrument, Investment Property or Chattel Paper, or Proceeds thereof, and whether or not in Secured Party’s possession. Debtor waives protest of any Instrument constituting Collateral at any time held by Secured Party on which Debtor is in any way liable and waives notices of any other action taken by Secured Party;

(g) The rights and benefits of Secured Party hereunder shall, if Secured Party so agrees, inure to any party acquiring any interest in the Indebtedness or any part thereof;

(h) No modification, rescission, waiver, release or amendment of any provision of this Agreement shall be made except by a written agreement subscribed by Debtor and by a duly authorized officer of Secured Party;

(i) All capitalized terms used herein without definition shall have the meanings ascribed to such terms under the Credit Agreement, dated as of May 30, 2008, between Debtor and Secured Party (including all schedules, subschedules, annexes and exhibits thereto), as the same may be amended, restated, supplemented, replaced, or otherwise modified from time to time (the “Credit Agreement”), or if not defined therein, under the UCC;

(j) Upon receipt of an affidavit of an officer of Secured Party as to the loss, theft, destruction or mutilation of this Agreement or any other security document which is not of public record and, in the case of any such loss, theft, destruction or mutilation, upon cancellation of any promissory note or other security document, Debtor will issue, in lieu thereof, a replacement note or other security document in the same principal amount thereof and otherwise of like tenor.

(k) This Agreement shall remain in full force and effect until all of the Indebtedness contracted for or any extensions or renewals thereof (whether made before or after receipt of such notice) together with interest accruing thereon after such notice, shall be irrevocably paid in full.

13. General Waivers. Debtor hereby waive(s) presentment, notice of dishonor and protest of all instruments included in or evidencing the Indebtedness or the Collateral and any and all other notices and demands whatsoever. The undersigned waives all demands, notices and protests of every kind which are not expressly required under this Agreement which are permitted by law to be waived, and which would, if not waived, impair Secured Party’s enforcement of this Agreement or release any collateral from Secured Party’s security interest hereunder. By way of example, but not in limitation of Secured Party’s rights under this Agreement, Secured Party does not have to give any undersigned notice of any of the following:

(a) notice of acceptance of this Agreement;

(b) notice of loans made, credit extended, Collateral received or delivered;

(c) any Event of Default;

(d) except as otherwise provided herein, enforcement of this Agreement against the Collateral; or

(e) any other action taken in reliance on this Agreement.

Debtor waives all rules of suretyship law and any other law whatsoever which is legally permitted to be waived and which would, if not waived, impair Secured Party’s enforcement of its security interests.

14. Waiver of Jury Trial. DEBTOR AND SECURED PARTY HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE CREDIT AGREEMENT AND OTHER LOAN DOCUMENTS. DEBTOR AND SECURED PARTY ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT, THE CREDIT AGREEMENT AND OTHER LOAN DOCUMENTS AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. DEBTOR AND SECURED PARTY WARRANT AND REPRESENT THAT EACH HAS HAD THE OPPORTUNITY TO REVIEW THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

15. Severability. If any provision of this Agreement shall be held invalid under any applicable laws, such invalidity shall not affect any other provision of this Agreement that can be given effect without the invalid provision, and, to this end, the provisions hereof are severable.

16. Governing Law. This Agreement and the transactions evidenced hereby shall be construed under the internal laws of the Commonwealth of Virginia without regard to principles of conflict of law. Debtor agrees that any suit for the enforcement of this Agreement, the Credit Agreement or any of the other Loan Documents may be brought in the courts of Roanoke City, Virginia or any Federal Court for the Western District of Virginia sitting therein and consents to the nonexclusive jurisdiction of such court and service of process in any such suit being made upon Debtor by mail at the address of Debtor set forth in Section 10.1 of the Credit Agreement. Debtor hereby waives any objection that it may now or hereafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient forum.

17. Execution by Secured Party. This Agreement shall take effect immediately upon execution by Debtor and the execution hereof by Secured Party shall not be required as a condition to the effectiveness of this Agreement. The provision for execution by Secured Party is solely for the purpose of filing this Agreement to the extent required or permitted by law.

[signature page follows]

IN WITNESS WHEREOF, the undersigned duly authorized signatures signify the agreement of the parties to this Security Agreement.

Debtor:

OPTICAL CABLE CORPORATION

By:	/s/ Tracy G. Smith
Name:	Tracy G. Smith
Title:	Vice President and Chief Financial Officer

SUPERIOR MODULAR PRODUCTS INCORPORATED

By:	/s/ Tracy G. Smith
Name:	Tracy G. Smith
Title:	CFO and Secretary

Secured Party:

VALLEY BANK

By:	/s/ Scott L. Leffel
Name:	Scott L. Leffel
Title:	Vice President

SCHEDULE I

Locations of Debtor:

[to be completed by Borrower’s counsel]